Exhibit 23.2

MantylaMcREYNOLDS, LLC

The CPA.  Never Underestimate The Value.SM

April 5, 2006

United States Securities and Exchange Commission

450 5th Street, N. W.

Washington, D.C.   20549

Re:  Consent to be named in the Form SB-2 Registration Statement, for the registration of 3,000,001 shares of common stock of Pacific Gold Corp.

Ladies and Gentlemen:

We consent to the use in this Registration Statement of Pacific Gold Corp., a Nevada corporation, on Form SB-2 of our report dated January 27, 2006 (except for Notes 3 and 11, as to which the date is March 29, 2006) appearing in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

Sincerely,

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

5872 South 900 East, Suite 250●Salt Lake City, Utah 84121●(801) 269-1818●Fax (801) 266-3481